Exhibit 26 (h) i. f. f1. i.

Amendment to Participation Agreement

Franklin Templeton Variable Insurance Products Trust

Franklin/Templeton Distributors, Inc.

Massachusetts Mutual Life Insurance Company

C.M. Life Insurance Company

MML Bay State Life Insurance Company

The Participation agreement, dated as of May 1, 2000, by and among Franklin Templeton Variable Insurance Products Trust, Franklin Templeton Distributors, Inc., Masssachusetts Mutual Life Insurance Company, C.M. Life Insurance Company, and MML Bay State Life Insurance Company (the “Agreement”) is hereby amended as follows:

Schedule D of the agreement is hereby deleted in its entirety and replaced with the Schedule D attached hereto.

All other terms and provisions of the Agreement not amended herein shall remain in full force and efct.

Effective Date as of April 15, 2001.

Franklin Templeton Variable Insurance Products Trust		Franklin Templeton Distributors, Inc.

By:	/s/ Karen L. Skidmore	By:	/s/ Philip J. Kearns
Name:	Karen L. Skidmore	Name:	Philip J. Kearns
Title:	Assistant Vice President	Title:	Vice President

Massachusetts Mutual Life Insurance Company		C.M. Life Insurance Company

By:	/s/ James E. Miller	By:	/s/ James E. Miller
Name:		Name:
Title:		Title:

MML Bay State Life Insurance Company

By:	/s/ James E. Miller
Name:
Title: